UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

__________________________________

Date of Report (Date of earliest event reported):  September 29, 2011

PLUG POWER INC.

(Exact name of registrant as specified in charter)

Delaware	1-34392	22-3672377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

968 Albany Shaker Road, Latham, New York  12110
(Address of Principal Executive Offices)  (Zip Code)

(518) 782-7700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 29, 2011, the Board of Directors (the “Board”) of Plug Power Inc. (the “Company”) appointed Douglas T. Hickey to serve as a director of the Company effective as of September 29, 2011.   Mr. Hickey previously sat on the Company’s Board from September 1, 2000 to April 24, 2006.

Mr. Hickey most recently was Managing Director at Hummer Winblad Venture Partners (“HWVP”), a software venture capital firm.  Prior to joining HWVP in 2001, Mr. Hickey served as CEO for Critical Path, Inc.  During his tenure at Critical Path, Inc., Mr. Hickey grew revenue from less than $1 million to more than $150 million and earned Forbes.com Number-One Fastest Growing Company Award in 2000. From 1991-1996, Mr. Hickey held the CEO and President position for Global Center Inc.  In this position, Mr. Hickey grew company revenue from zero to more than $50 million recurring revenue and it achieved profitability.

On October 3, 2011, the Company issued a press release regarding the appointment of Mr. Hickey.  The press release is attached hereto as Exhibit 99.1.

In connection with his appointment to the Board, Mr. Hickey became a party to the Company’s standard indemnification agreement with non-employee directors and was granted options to purchase 65,000 shares of the Company’s common stock at an exercise price of $1.80 per share (the closing price of the Company’s common stock on the NASDAQ Global Market on September 29, 2011) in accordance with the Company’s Non-Employee Director Compensation Policy.

Item 9.01 Financial Statements and Exhibits.

 (d) Exhibits.

Exhibit Number	Title

99.1	Press Release of Plug Power Inc. dated October 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUG POWER INC.
Date: October 3, 2011	By: /s/ Andrew Marsh
Andrew Marsh
Chief Executive Officer